VIA FACSIMILE AND U.S. MAIL

                                                     	February
10,
2006

Bruce H. Besanko
Chief Financial Officer
The Yankee Candle Company, Inc.
16 Yankee Candle Way
South Deerfield, Massachusetts 01373

	RE:	Form 10-K for Fiscal Year Ended January 1, 2005
      File No. 1-15023

Dear Mr. Besanko:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Ernest Greene, Staff Accountant, at
(202) 551-3733 or in his absence, to Scott Watkinson, Staff
Accountant, at (202) 551-3741.


							Sincerely,


							Rufus Decker
							Accounting Branch Chief













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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE